Exhibit 99.1

FOR IMMEDIATE RELEASE                          484.568.5001
Contact: Christopher J. Annas                         CAnnas@meridianbanker.com

Meridian Corporation Announces Appointment of Christine M. Helmig, CPA, to Board of Directors

Malvern, Pa. (October 27, 2022) – Meridian Corporation (NASDAQ: MRBK) today announced that Christine M. Helmig, CPA, has been appointed to an open position on the Board of Directors of Meridian Corporation and its principal subsidiary, Meridian Bank, effective immediately.

“Ms. Helmig is a great addition to our Board of Directors,” said Chris Annas, Chairman. “Chrissy has been a long-standing friend of Meridian. Her experience and dedication along with her alignment to our vision and core values will add considerable value to our board.”

Ms. Helmig is the Chief Financial Officer of Hankin Group, a real estate development, construction, and property management company, where she has been for over fifteen years. Previously, Ms. Helmig was a partner in Boylston, Rothman and Helmig, LP, certified public accountants, where she specialized in business and individual taxation, and attest services for small businesses. Ms. Helmig is active in our community, having served on the advisory boards for the Church Farm School Leadership Council, and SEEDCOPA, which provides small business loans to Pennsylvania businesses. Ms. Helmig formerly served as a “Big Sister” for Big Brothers Big Sisters of America and is also a patient companion for Willow Tree Hospice Care.

“I am proud to join Meridian’s Board of Directors,” Ms. Helmig added. “Meridian is a leading bank in the Delaware Valley that works to build thriving communities, partner with businesses, support charities and make a difference. I’m excited to work with and contribute to the Meridian team.”

Ms. Helmig has been recognized for her professional and philanthropic achievements as one of Philadelphia Business Journal’s CFO of the year award recipients. She has served as a member of the Bank’s Advisory Board since January.

About Meridian Bank
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware, Maryland and Florida. Through more than 20 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.